                                                                   EXHIBIT 11.1

              STATEMENT OF COMPUTATION OF NET INCOME PER SHARE(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              SIX MONTHS ENDED
                                                  YEAR ENDED    JUNE 30, 1997
                                                 DECEMBER 31, -----------------
                                                     1996       1996     1997
                                                 ------------ -------- --------
                                                                 (UNAUDITED)
Net income......................................   $   702    $    326 $    434
                                                   =======    ======== ========
Weighted average shares outstanding:
  Common stock..................................    10,723      10,507   11,370
  Common stock issuable upon exercise of options
   granted through July 31, 1996................     2,236       2,226    1,797
  Common stock issuable upon exercise of options
   granted subsequent to July 31, 1996(2).......     2,600       2,600    2,600
  Warrants......................................       147         147      147
  Convertible preferred stock...................    13,342      13,342   13,342
                                                   -------    -------- --------
Weighted average common shares and equivalents..    29,048      28,822   29,256
                                                   -------    -------- --------
Net income per share............................   $   .02    $    .01 $    .01
                                                   =======    ======== ========

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(1) This exhibit should be read in conjunction with Note 2 of Notes to
    Financial Statements.

(2) Stock options granted (using the treasury stock method and an assumed initial public offering price of $10 per share) have been included in the calculation of the common equivalent shares as if they were outstanding for all periods presented.